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                            M.H. MEYERSON & CO., INC.
                        525 Washington Blvd., 34th Floor
                              Jersey City, NJ 07310

                                                            January 14, 2003

Mr. John P. Leighton
180 Nassau Blvd.
Garden City, NY  11530

Dear Mr. Leighton:

         The purpose of this letter agreement (the "Letter Agreement") is to set forth the terms and conditions upon which you will become an employee of and a lender to M.H. MEYERSON & CO., INC. (the "Company").

         Concurrently with the execution of this Letter Agreement, you and the Company are entering into (i) an agreement (the "Employment Agreement") providing for your employment by the Company as its Chief Executive Officer;
(ii) an Option Agreement providing for the grant of stock options to purchase 375,000 shares of the Company's common stock, par value $.01 per share ("Common Stock"); and (iii) a Warrant Agreement providing for the issuance of warrants to purchase 1,000,000 shares of Common Stock. The Agreements referred to in sub-clauses (i) through (iii) above are collectively referred to as the "Agreements".

         In addition to the arrangements contemplated by the Agreements, you and the Company have agreed that concurrently with the execution of this Letter Agreement and the Agreements, the following actions are being taken:

         1. The Board of Directors of the Company (the "Board") have voted to expand the number of directors constituting the entire Board by two (2) positions. You are being appointed to fill one of the newly-created positions and also appointed to the Board's Executive Committee. In addition, Michael T. Dorsey, your nominee, is being appointed to fill the other newly-created position. You are being elected Co-Chairman of the Board.

         2. The Company shall, if required bearing in mind that the terms of the directors are staggered, nominate you and Mr. Dorsey for re-election as directors of the Company to serve as such during the Term of Employment (as defined in the Employment Agreement) when the class of Directors to which you and Mr. Dorsey have been appointed is to be re-elected. Effective January 1, 2004 and, assuming re-election by the shareholders of the Company, if required, the Company agrees that during the remaining Term of Employment, you will be elected and serve as Chairman of the Board.

         3. Martin H. Meyerson will serve as Co-Chairman of the Board through December 31, 2003. Effective January 1, 2004, Mr. Meyerson will resign as Co-Chairman and will be retained as a



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consultant to the Company pursuant to a consulting agreement (the "Consulting
Agreement"). The Consulting Agreement shall be for a two (2) year term, provide for a Ten Thousand Dollars ($10,000) per month fee, reimbursement of health and life insurance premiums and reimbursement of car, driver and telephone expenses. During the term of the Consulting Agreement, Mr. Meyerson shall be Chairman Emeritus of the Board.

         4. Giving effect to your and Mr. Dorsey's appointment to the Board, the entire Board will consist of ten (10) members. Pursuant to the Company's Certificate of Incorporation, the entire Board can consist of a maximum of thirteen (13) members. The Company agrees that the number of directors constituting the entire Board cannot be expanded beyond ten (10) members without the vote of seventy-five percent (75%) of the entire Board.

         5. The Board agrees to approve and to submit to a vote of the shareholders of the Company at the next annual meeting, tentatively scheduled for June 2003 unless other corporate matters need to be brought to a shareholder vote sooner than June 2003, in which case these matters will be included in the proxy materials covering such other corporate matters, for the shareholders' approval of the following matters:

            (a) Adoption of a new stock option plan pursuant to which the Company will issue the Options (as defined in the Employment Agreement).

            (b) Issuance of the Warrants (as defined in the Warrant Agreement) to you providing for the purchase of 1,000,000 shares of Common Stock.

         6. The Company agrees to file, as promptly as practicable after shareholder approval of the matters set forth in Section 5 hereof, (i) a Registration Statement on Form S-8 to cover the shares of Common Stock issuable upon exercise of the Options, which Registration Statement will contain, if necessary, a re-sale prospectus naming you as a selling stockholder and (ii) a Registration Statement on Form S-3 to cover the shares of Common Stock issuable to you upon exercise of the Warrants issued under the Warrant Agreement referred to above.

         7. To induce you to enter into this Letter Agreement and the Agreements, the Company hereby represents and warrants to you that as of the date hereof:

            (a) The Company is duly organized, validly existing and in good standing under the laws of the State of New Jersey, with all requisite corporate power and authority to execute, deliver and perform its obligations under the Letter Agreement and the Agreements.

             (b) The Company is a broker-dealer duly registered with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company is not in violation of the "net capital" rules promulgated under the Exchange Act.

             (c) The Company is a member of the National Association of Securities Dealers, Inc.

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             (d) Except as set forth in Schedule A hereto, there is no action, claim, suit or proceeding pending or, to the Company's Knowledge (as defined below), threatened against the Company before any court or governmental entity each involving an amount in excess of $500,000. For purposes of this Letter Agreement, the term "Knowledge" with respect to the Company means the actual knowledge of any of the officers and other employees of the Company identified in Schedule B hereto.

             (e) The Company's Annual Report on Form 10-K for the year ended January 31, 2002 contains an unqualified opinion of the Company's independent auditors on the Company's financial statements for the fiscal year ended January 31, 2002.

             (f) Except pursuant to the Employment Agreement, no bonus payments have been promised, are due or owing or will be paid to any employee for the year ending (x) December 31, 2002 or (y) December 31, 2003.

             (g) All compensation to employees for the year ending December 31, 2002 has been paid or adequate reserves have been established to pay said compensation.

             (h) Schedule C to this Letter Agreement sets forth the total compensation and other amounts due Martin H. Meyerson and members of his family from the Company.

         8. Currently with the execution of this Letter Agreement, you or your nominee are making a $500,000 subordinated loan (NASD Form SL1) to the Company which loan shall be subject to NASD approval and shall be used for net capital purposes for the Company (the "Loan"). The proceeds of the Loan shall be deposited at the Company's clearing firm or in any national financial institution approved by the NASD. The proceeds of the Loan will be invested for the same duration and terms as Martin H. Meyerson's or his nominee's subordinated loan made in December 2002. In the event that your employment by the Company is terminated, you may, in your discretion, apply to the NASD to withdraw the subordinated loan made pursuant to this paragraph in accordance with the guidelines set forth in NASD Form SL1. The Company agrees to reasonably cooperate in such withdrawal.

         Commencing with the date hereof and for one week thereafter there shall be a transition period (the "Transition Period"). During the Transition Period, you will determine if any new employees are required and, if so, you will, with the assistance of the Co-Chairman and the Board, where required, agree upon employment agreements or arrangements for the new employees.

         You acknowledge and agree that the Company has provided you with all information and materials regarding the Company that you have requested in order to evaluate the desirability of entering into this Letter Agreement and the Agreements.

         This Letter Agreement shall be governed in all respects, including validity, construction, interpretation and effect, by New Jersey law, without giving effect to conflicts of laws. The parties hereby agree that any action, proceeding or claim arising out of, or relating in any way to, this Letter


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Agreement shall be determined by arbitration, except for injunction proceedings brought to enforce the provisions of this Letter Agreement which may be brought and enforced in the courts of the State of New Jersey or of the United States of America for New Jersey, and irrevocably submit to such jurisdiction, and waive any claim that such courts represent an inconvenient forum. Any arbitration under this Letter Agreement shall be conducted pursuant to the Rules of the National Association of Securities Dealers, Inc. and before an arbitration panel appointed by such Association. The award of the arbitrator or a majority of them shall be final, and judgment on the award may be entered in any state or federal court having jurisdiction. In this regard, a request by either party for arbitration shall be binding on the other. Any process or summons to be served upon either party may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth hereinabove. Such mailing shall be deemed personal service and shall be legal and binding upon said party in any action, proceeding or claim.

         All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given in accordance with the notice provisions of the Employment Agreement.

         This Letter Agreement, the Agreements and the agreements referred to herein and therein set forth the entire understanding of, and supersede and revoke all prior agreements between, the parties relating to the subject matter contained herein and merges all prior discussions between them.

         If any provision of this Letter Agreement shall be held invalid under applicable law, the remaining provisions shall remain in full force and effect.

         This Letter Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by you and an authorized representative of the Company or, in the case of a waiver, by you or an authorized representative of the Company waiving compliance, as the case may be. No such written instrument shall be effective unless it expressly recites that it is intended to amend, supersede, cancel, renew or extend this Letter Agreement or to waive compliance with one or more of the terms hereof, as the case may be. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

         Kindly indicate your agreement with the above by signing the enclosed copy of this letter and returning it to the undersigned.

                                               Sincerely yours,
                                               M.H. MEYERSON & CO., INC.


                                               By: /s/ Martin H. Meyerson
                                                   ----------------------
                                                   Martin H. Meyerson
                                                   Chairman

ACKNOWLEDGED AND AGREED
TO AS OF THE DATE FIRST SET
FORTH ABOVE:


/s/ John P. Leighton
--------------------
John P. Leighton

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